Exhibit 99.2

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of March 18, 2016, as amended and restated as of October 1, 2016 and further amended and restated as of August 10, 2017, by and among Odyssey Marine Exploration, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), Epsilon Acquisitions LLC, a Delaware limited liability company (“Epsilon”) and Minera del Norte S.A. de C.V., a Mexican societe anonime (“Minosa” and together with Epsilon, the “Investor”).

RECITALS

WHEREAS, Epsilon has, pursuant to that certain Amended and Restated Note Purchase Agreement, dated as of March 18, 2016 and amended and restated as of October 1, 2016 (the “A&R Note Purchase Agreement”), by and among the Company, Odyssey Marine Enterprises, Ltd., a Bahamas company (“OME”), and the Investor, extended loans to the Company evidenced by an amended and restated secured convertible promissory note in the aggregate principal amount of $6,000,000 (the “A&R Note”).

WHEREAS, Epsilon converted a portion of the indebtedness evidenced by the A&R Note into shares of Common Stock in accordance with the terms thereof;

WHEREAS, pursuant to a warrant, dated as of October 1, 2016, issued by the Company (the “Warrant”) Epsilon has the right to purchase up to 120,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, Epsilon has entered into a Second Amended and Restated Note, dated as of August 10, 2017 (the “Second A&R Note”), by and among the Company, Epsilon and OME, pursuant to which the A&R Note will be amended and restated to reflect the remaining balance following the Minosa Assignment (as defined in the Purchase Agreements) pursuant to which Epsilon has the right to acquire shares of Common Stock upon conversion thereof;

WHEREAS, Minosa has, pursuant a Note Purchase Agreement, dated as of August 10, 2017 (the “Note Purchase Agreement” and together with the A&R Note Purchase Agreement, the “Purchase Agreements”), by and among the Company, OME, and Minosa, agreed to extend loans to the Company evidenced by a secured convertible promissory note in the principal amount of $5,000,000 (the “Note” and collectively with the A&R Note and Second A&R Note, the “Notes”) pursuant to which Minosa has the right to acquire shares of Common Stock upon conversion thereof;

WHEREAS, each Note is convertible into shares of Common Stock;

WHEREAS, in order to induce Minosa to enter into the Note Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Certain Definitions. Unless the context otherwise requires, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreements, and the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:

“A&R Note” has the meaning set forth in the Recitals.

“A&R Note Purchase Agreement” has the meaning set forth in the Recitals.

“Blue Sky Application” has the meaning set forth in Section 2.9(a).

“Common Stock” has the meaning set forth in the Recitals.

“Demand Right” has the meaning set forth in Section 2.1(a).

“Epsilon” has the meaning set forth in the Recitals.

“Warrant” has the meaning set forth in the Recitals.

“Filing Deadline” has the meaning set forth in Section 2.3.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the Commission that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

“Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any transferee or assignee of record of such Registrable Securities to which the registration rights conferred by this Agreement have been transferred or assigned in accordance with Section 3.6 hereof.

“Investor” has the meaning set forth in the Recitals.

“Note Purchase Agreement” has the meaning set forth in the Recitals.

“Notes” has the meaning set forth in the Recitals.

“Participating Holder” means with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Purchase Agreements” has the meaning set forth in the Recitals.

“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means any shares of Common Stock issued (or issuable) upon the conversion or exercise of the Notes or the Warrant, any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any such Common Stock, any other Common Stock owned by Investor, and any securities into which such Common Stock may be converted or issued as dividends or distributions with respect to such Common Stock.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Registration Expenses” has the meaning set forth in Section 2.5.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

“Second A&R Note” has the meaning set forth in the Recitals.

“Second A&R Purchase Agreement” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, directly or indirectly, shares of Common Stock.

“Shelf Registration Statement” has the meaning set forth in Section 2.3(a).

“Shelf Take-Down” has the meaning set forth in Section 2.3(c).

“Transfer” means any direct or indirect sale, assignment, gift, pledge, transfer or other disposition of any interest in any equity security of the Company.

“Warrant” has the meaning set forth in the Recitals.

2. Registration Rights.

2.1 Demand Registration.

(a) Right to Demand; Demand Notices. Each Initiating Holder shall have the right to make a written request (a “Demand Notice”) that the Company register under the Securities Act all or any part of the Registrable Securities of such Initiating Holder (each such right, a “Demand Right”). Notwithstanding the foregoing, (a) each Initiating Holder shall have only one (1) such Demand Right, (b) a Demand Right may be exercised only if the anticipated aggregate offering price of the Common Stock to be sold in the offering (before any underwriting discounts and commissions) is not less than $3.0 million, (c) a Demand Right may be exercised only if the Company is, on the date the Demand Notice is delivered, eligible to use Form S-3 for the offer and sale of Registrable Securities by such Initiating Holder, and (d) the Company shall not be obligated to effect more than one (1) registration pursuant to this Section 2.1 during any six-month period. Promptly upon the receipt of any such Demand Notice, the Company shall give written notice of the proposed registration to all other Holders of Registrable Securities.

(b) All Demand Notices shall specify the aggregate amount of Common Stock to be registered and a copy of each Demand Notice shall be delivered to the Company. Subject to the limitations in Sections 2.2 and 2.8, after the receipt of such Demand Notice, (i) the Company will be obligated to include in a demand registration all Registrable Securities with respect to which the Company shall receive from Holders of Registrable Securities the written requests of such Holders for include in the demand registration and (ii) the Company will use its best efforts to effect within thirty (30) days such registration under the Securities Act of the Common Stock which the Company has been so requested to register. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their Demand Notice.

2.2 Company’s Right to Defer Registration. After the receipt of a Demand Notice, the Company may defer the filing of a Registration Statement if the Company furnishes to the Investor a certificate signed by the president or chief executive officer of the Company certifying that the Board of Directors of the Company (the “Board of Directors”) has determined in good faith, after consultation with external legal counsel, that it would be materially detrimental to the Company and its stockholders not to suspend the Registration Statement because such failure to do so (x) would materially interfere with a proposed significant acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company’s obligation to comply with this Section 2 shall be deferred for a period not to exceed sixty (60) days from the date of such certification, provided, however, that the Company shall not exercise such right more than once in any twelve (12)-month period.

2.3 Shelf Registration.

(a) Registration Statements. Promptly following the conversion of the Note into Common Stock but in no event later than 60 days thereafter (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). Such Shelf Registration Statement shall include the aggregate amount of Registrable Securities (including the Shares) to be registered therein and the intended methods of distribution thereof, subject to the limitations of Form S-3. To the extent the rules and regulations of the Commission do not permit such Shelf Registration Statement to include all of the Registrable Securities, the Company shall use its reasonable best efforts to register the maximum amount permitted by the Commission and the Registrable Securities required to be omitted from such Registration Statement shall be determined in the sole discretion of the Investor.

(b) Effectiveness.

(i) The Company shall use reasonable best efforts to have the Shelf Registration Statement declared effective as soon as practicable. The Company shall notify the Investor by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Investor with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. The Company shall use its reasonable best efforts to keep any Shelf Registration Statement filed pursuant to Section 2.3(a) continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the Holders until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act, (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 either (A) without volume limitation or other restrictions on Transfer thereunder or (B) in a single period of three consecutive months, and (iii) such shorter period as the Investor shall agree in writing (such period of effectiveness, the “Shelf Period”). Subject to Section 2.3(b)(ii), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Shelf Holders not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable Law.

(ii) The Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 2 in accordance with Section 2.2.

(c) Shelf Take-Downs. An underwritten offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (a “Shelf Take-Down”) may be initiated by a Participating Holder (an “Initiating Shelf Take-Down Holder”). Upon written request to the Company, the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable. The Company shall send to such Participating Holder in the Shelf Registration Statement written notice of such Shelf Take-Down and, if within 5 days after the date of such notice, any Participating Holder shall so request in writing, the Company shall include in such Shelf Take-Down all or any part of the Registrable Securities such Participating Holder requests to be included, subject to Section 2.8(a)(ii), it being understood the Company shall not be responsible for any underwriting discounts or commissions in connection with any Shelf Take-Down.

2.4 Piggyback Registrations. If the Company determines to prepare and file with the SEC a Registration Statement relating to an offering for its own account or the account of other Person of any of its Common Stock or any series of equity securities of the Company, now or hereafter in existence, at any time during which there are Registrable Securities outstanding, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and, if within 15 days after the date of such notice, any such Holder shall so request in writing, the Company shall include in such Registration Statement all or any part of the Registrable Securities such Holder requests to be registered, subject to Section 2.8(b)(ii).

2.5 Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company other than underwriting discounts or commissions deducted from the proceeds in respect of any Registrable Securities, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA or any other regulatory authority and, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in NASD Rule 2720 (or any successor provision) and of its counsel (except as otherwise set forth herein), (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including fees and disbursements of counsel for the underwriters in connection with “Blue Sky” qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all reasonable fees and disbursements of one legal counsel for the Participating Holders, as selected by the Investor, (viii) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (xi) all expenses related to the “road-show” for any underwritten offering, including all travel, meals and lodging and (xii) any other fees and disbursements customarily paid by the issuers of securities. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

2.6 Company Obligations. The Company will use reasonable best efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and the Participating Holders, if any, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and the Participating Holders and their respective counsel and (y) except in the case of a registration under Section 2.4, not file any Registration Statement or Prospectus or amendments or supplements thereto to which any Participating Holders or the underwriters, if any, shall reasonably object;

(b) as promptly as practicable file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act;

(c) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Free Writing Prospectus as may be (y) reasonably requested by any Participating Holder or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities Laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(d) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Free Writing Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC for amendments or supplements to such Registration Statement, Prospectus or Free Writing Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC preventing or suspending the use of any preliminary or final Prospectus or any Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (F) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

(e) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or any Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(f) promptly incorporate in a Prospectus supplement, Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters and the Participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Free Writing Prospectus or post-effective amendment;

(g) furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Participating Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(h) deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus, any Free Writing Prospectus and any amendment or supplement thereto by such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter;

(i) on or prior to the date on which the Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by this Agreement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(j) cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(k) cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(l) make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(m) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Investor or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(n) obtain for delivery to the Participating Holders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Participating Holders or underwriters, as the case may be, and their respective counsel;

(o) in the case of an underwritten offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the date of the closing under the underwriting agreement;

(p) cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or any other securities regulatory authority;

(q) comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(r) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(s) cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which any of the Common Stock is then listed or quoted and on each inter-dealer quotation system on which any of the Common Stock is then quoted;

(t) make available, during normal business hours, for inspection and review by the Investor, advisors to and Representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), all financial and other records, periodic reports and other filings made with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Investor or any such Representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such Representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement; and

(u) with a view to making available to the Investor the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investor to sell Registrable Securities to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to the Investor upon request, as long as the Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail the Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

2.7 Obligations of the Investor.

(a) The Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify the Investor of the information the Company requires from the Investor if the Investor elects to have any of its Registrable Securities included in the Registration Statement. The Investor shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if the Investor elects to have any of its Registrable Securities included in the Registration Statement.

(b) The Investor, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless the Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c) The Investor agrees that, upon receipt of any notice from the Company of either the commencement of a suspension pursuant to Section 2.3(b)(ii) or the happening of an event contemplated by Section 2.6(d)(C) or Section 2.6(d)(E) hereof, the Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made.

2.8 Underwriting.

(a) Shelf Registrations.

(i) If the Initiating Shelf Take-Down Holder so requests, an offering of Registrable Securities shall be in the form of an underwritten offering, and such Initiating Shelf Take-Down Holder shall have the right to select the managing underwriter or underwriters to administer the offering. In the case of an underwritten offering under Section 2.3, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Initiating Shelf Take-Down Holder.

(ii) If the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a Shelf Take-Down advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Shelf Take-Down exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Shelf Take-Down (i) first, shall be allocated pro rata among the Participating Holders that have requested to participate in such Shelf Take-Down based on the relative number of Registrable Securities requested by each Participating Holder to be included in such Shelf Take-Down and (ii) second, and only if all the securities referred to in clause (i) have been included in such Shelf Take-Down, the number of securities that the Company proposes to include in such Shelf Take-Down that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect.

(iii) If requested by the underwriters for any underwritten offering requested by an Initiating Shelf Take-Down Holder under Section 2.3, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the Initiating Shelf Take-Down Holder and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including customary indemnities.

(b) Piggyback Registrations.

(i) If the Company proposes to register any of its Common Stock or any other series of equity securities of the Company, now or hereafter in existence, under the Securities Act as contemplated by Section 2.4 and such securities are to be distributed in an underwritten offering through one or more underwriters, the Company shall, if requested by any Holders pursuant to Section 2.4, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such registration all the Registrable Securities to be offered and sold by such Holders among the securities of the Company to be distributed by such underwriters in such registration.

(ii) If the managing underwriter or underwriters of any proposed underwritten offering including Registrable Securities pursuant to Section 2.4 informs the Company and each Participating Holder that, in its or their opinion, the number of securities which the Participating Holders intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such registration shall be (i) first, 100% of the securities that the Company intends to include and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such registration, which such number shall be allocated pro rata among the Participating Holders that have requested to participate in such registration based on the relative number of Registrable Securities requested by each Participating Holder to be included in such underwritten offering.

(c) Participation in Underwritten Registrations. Subject to the provisions of Section 2.8(a)(ii) and Section 2.8(b)(ii) above, no Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements and all applicable securities laws; provided, that this sentence shall not be construed to require any Holder to enter into any standstill or similar agreement with the underwriters. The Participating Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities and any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such underwritten offering.

(d) Clear Market. With respect to any underwritten offerings, the Company agrees not to, and shall not be obligated to, effect any public sale or distribution, or to file any Registration Statement covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and sixty (60) days following the effective date of such offering (or such lesser period that the managing underwriters in any underwritten offering permit). Notwithstanding the foregoing, the Company may effect the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, employees, consultants, customers, lenders or vendors of the Company or its Subsidiaries or in connection with dividend reinvestment plans.

2.9 Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless the Investor and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls the Investor within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof; (ii) any “Blue Sky” application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the Investor’s behalf and will reimburse the Investor, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Investor or any such controlling person in writing specifically for use in such Registration Statement or Prospectus; and provided, further, that the Company shall not be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary Prospectus if such deficiency is corrected on a timely basis in the final prospectus and the indemnified person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a claim for indemnification hereunder, and such indemnified person, notwithstanding such advice, used such incorrect prospectus.

(b) Indemnification by the Investor. The Investor agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by the Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of the Investor be greater in amount than the dollar amount of the proceeds (net of all expense paid by the Investor in connection with any claim relating to this Section 2 and the amount of any damages the Investor has otherwise been required to pay by reason of such untrue statement or omission) received by the Investor upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (provided, however, that such indemnified party shall, at the expense of the indemnifying company, be entitled to counsel of its own choosing to monitor such defense); provided that, subject to the preceding sentence, any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation and no admission of liability on the part of the indemnified party.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 2 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

3. Miscellaneous.

3.1 Rules of Construction.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(d) The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(e) Except as expressly stated in this Agreement, all references to any Law are to such Law as amended, modified, supplemented or replaced from time to time, and all references to any section of any Law include any successor to such section.

(f) Except as expressly stated in this Agreement, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same is in effect as of the date of this Agreement and in the case of any such agreement to which the parties are other than all of the parties to this Agreement, without giving effect to any subsequent amendment or modification.

(g) All references to “$” or “dollars” mean the lawful currency of the United States of America.

(h) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared in accordance with United States generally accepted accounting principles, as consistently applied by the Company.

(i) No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative.

(j) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) The table of contents and the headings contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.2 Entire Agreement. This Agreement, the other Transaction Documents, the Schedules hereto and thereto, and the other agreements included as exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and, understandings, among the parties with respect to the subject matter hereof and thereof. In the event of a conflict between the terms of this Agreement and the other Transaction Documents (other than the Certificate of Designation or the Articles of Amendment), the terms of the Purchase Agreements shall be primary and this Agreement shall be secondary.

3.3 Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 4.3 of the Purchase Agreements.

3.4 Fees, Costs and Expenses. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not such transactions are consummated.

3.5 Amendments; Waiver

(a) This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the parties hereto.

(b) A party may by written instrument signed on behalf of such party: (i) extend the time for the performance of any of the obligations or other acts of another party due to it, (ii) waive any inaccuracies in the representations and warranties made to it contained in this Agreement or, or (iii) waive compliance with any covenants, obligations, or conditions in its favor contained in this Agreement. No claim or right arising out of this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party. Neither any course of conduct or dealing nor failure or delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. A waiver given by a party will be applicable only to the specific instance for which it is given.

3.6 Bind Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any right, duty or obligation of any party hereunder, may be assigned or delegated by the Company without the prior written consent of the Investor. The Investor may assign its rights and delegate its obligations hereunder; provided that no such assignment or delegation shall relieve Investor of its obligations hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section will be void. References to a party in this Agreement also refer to such party’s successors and permitted assigns.

3.7 No Third Party Beneficiaries. Except as explicitly set forth herein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

3.8 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the parties that are signatories to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any officer, employee, member, partner or manager signing this Agreement or any certificate delivered in connection herewith on behalf of any Contracting Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

3.9 Exclusive Forum in Designated Courts. Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement, or any of the Contemplated Transactions or the subject matter hereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”), shall be brought exclusively in either (x) the United States District Court for the Southern District of New York, to the extent that such court has subject matter jurisdiction, or (y) the Commercial Division of the Supreme Court of the State of New York in the County of New York (or if such court lacks subject matter jurisdiction, in the courts of the State of New York in the County of New York) (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or any of the Contemplated Transactions or the subject matter hereof or thereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, any other Transaction Document, or the subject matter hereof or thereof, may not be enforced in or by such Designated Court.

3.10 Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 4.3 of the Purchase Agreements and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

3.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

3.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the awarding of equitable remedies is within the discretion of the applicable court.

3.13 Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

3.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

3.15 Signatures/E-delivery; Reproduction of Documents.

(a) A manually signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. No legally binding obligation shall be created with respect to a party until such party has delivered or caused to be delivered a manually signed copy of this Agreement.

(b) This Agreement and all certificates and documents relating hereto and thereto, including, without limitation, (i) consents, waivers and modifications that may hereafter be executed, (ii) documents received by each party pursuant hereto, and (iii) financial statements and other information previously or hereafter furnished to each party, may be reproduced by each party by electronic digital storage, computer tapes, photographic, photostatic, optical character recognition, microfilm, microcard, miniature photographic or other similar process, and each party may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitration or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

3.16 Severability.

(a) If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(b) Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

3.17 Several Obligations. All obligations of Minosa and Epsilon under this Agreement shall be several and not joint.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Name: Mark D. Gordon
Title: President and Chief Executive Officer

EPSILON ACQUISITIONS LLC

By:	/s/ Alonso Ancira
Name: Alonso Ancira
Title: Managing Member

MINERA DEL NORTE S.A. DE C.V.

By:	/s/ Andres Gonzalez Saravia
Name: Andres Gonzalez Saravia Title: Authorized Person

[Signature Page to Second A&R Registration Rights Agreement]